EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 6, 2018—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the third quarter of 2018.

MGE Energy's earnings for the third quarter of 2018 were $29.5 million, or 85 cents per share, compared to $26.6 million, or 77 cents per share, for the same period in the prior year.

During the third quarter of 2018, electric net income increased due to a 3.5% increase in electric retail sales. This increase reflects higher customer demand as a result of warmer weather, particularly in August, when compared to cooler weather for the same month in 2017. The average temperature in August was 72 degrees compared to 67 degrees in the prior year. Normal average temperature in August is 70 degrees.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended September 30,	2018	2017
Operating revenue	$137,795	$139,539
Operating income	$39,798	$41,997
Net income	$29,506	$26,629
Earnings per share (basic and diluted)	$0.85	$0.77
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Nine Months Ended September 30,	2018	2017
Operating revenue	$419,689	$422,825
Operating income	$90,217	$99,428
Net income	$67,858	$61,472
Earnings per share (basic and diluted)	$1.96	$1.77
Weighted average shares outstanding (basic and diluted)	34,668	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 151,000 customers in Dane County, Wis., and purchases and distributes natural gas to 158,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com